UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2021

ETHEMA HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	000-15078	84-1227328
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1590 South Congress, Palm Springs, Florida 33403
(Address of principal executive offices)

(561) 290-0239
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Labrys Fund, LP (“Labrys”)

On May 10, 2021, the Company closed on a new financing with Labrys for a 10% $550,000.00 convertible note including a 10% OID. The note has a fixed conversion price of $0.005 per share subject to adjustments should other new financings be done at more favorable terms. The note is due 12 months from the issuance date. The funding included full warrant coverage of 91,666,666 shares at a conversion price of $0.006 per share for a period of five years. The foregoing summary of the terms and conditions of the Labrys Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement by and between the Company and Labrys, dated May 7, 2021 the Labrys Note and the Labrys Warrant which are filed as Exhibits 10.01, 10.02 and 10.03 hereto, respectively.

On April 30, 2021 the Company was given notice of three payments of 30,800 due on April 30, 2021 under the note entered into on November 24, 2020 in the aggregate principal amount of $275,000 were going to be converted into common shares of the Company and 100,000,000 restricted shares were issued. The Company still has seven more payments of 30,800 due under the note.

FirstFire Global Opportunities Fund, LLC

On May 10, 2021, the Company prepaid the note entered into on October 29, 2020 with FirstFire Global Opportunities Fund, LLC in the aggregate principal amount of $137,500. The note was repaid in its entirety.

On May 12, warrants issued under the note in the amount 50,505,051 shares were exercised on a cashless basis and 42,353,038 shares were issued.

Geneva Roth Remark Holdings, Inc.

On April 30, 2021 the Company prepaid the note issued on October 29, 2020, to Geneva Roth Remark Holdings, Inc., in the aggregate principal amount of $88,000. The note has been repaid in its entirety.

Auctus Fund LLC

On May 10, 2021 the Company prepaid the note issued August 13, 2020, to Auctus Fund LLC, in the aggregate principal amount of $100,000. The note has been repaid and retired.

SBA Loan

On May 3, 2021, a Company subsidiary Addiction Recovery Institute of America LLC closed on a second PPP loan through Lendistry for net proceeds of $157,367.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No. Description

10.01       Securities Purchase Agreement dated May 7, 2021 (Labrys SPA)

10.02       Convertible Promissory Note dated May 7, 2021 (Labrys Note)

10.03       Warrant Agreement dated May 7, 2021 (Labrys Warrant)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2021

By: /s/ Shawn E. Leon

Name: Shawn E. Leon

Title: CEO